Exhibit 10.28

Director Compensation

Each non-employee director of the Company shall receive for calendar year 2024 an annual retainer fee of $200,000, payable $100,000 in cash, quarterly in arrears, and $100,000 in restricted stock units to be awarded on the day of the 2024 annual meeting of shareholders subject to vesting on the one-year anniversary of the grant date. Non-employee directors with significant additional duties shall receive the following additional annual retainers: (i) $90,000 for the Chair of the Board of Directors; (ii) $17,500 for the Chair of the Audit Committee, (iii) $12,500 for the Chair of the Compensation and Management Development Committee, and (iv) $10,000 for the Chair of the Corporate Governance Committee.